                                                                  Exhibit 99.1




FOR IMMEDIATE RELEASE                                       SYMBOL:   LANC
Thursday, August 18, 2005                                   TRADED:   Nasdaq


              LANCASTER COLONY REPORTS HIGHER SALES AND NET INCOME

         COLUMBUS, Ohio, Aug. 18 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported net income for the fiscal year ended June 30, 2005 of $93,088,000, compared to $80,002,000 earned in the preceding fiscal year. Basic and diluted earnings per share were $2.67 compared to $2.24 a year ago. Net sales for the fiscal year were $1,131 million compared to $1,097 million last year.

         Fiscal 2005 results included a $26.2 million pretax distribution (47 cents per share after taxes) under the Continued Dumping and Subsidy Offset Act (CDSOA). In the preceding year, the pretax CDSOA distribution was $2.0 million (three cents per share after taxes). Pretax income related to the liquidation of LIFO inventories carried at substantially lower prior years' costs totaled $1.3 million (two cents per share after taxes) compared to $4.2 million (seven cents per share after taxes) in the previous year. In fiscal 2005, non-cash impairment charges affecting non-food assets totaled $1.6 million before taxes (three cents per share after taxes). Results for the fourth quarter of fiscal 2004 include a pretax charge for asset impairment and related automotive plant closing costs of $1.1 million (two cents per share after taxes).

         Fourth quarter net income of $20,479,000, or 60 cents per basic and diluted share, compares with net income of $17,607,000, or 49 cents per basic and diluted share, for the corresponding quarter a year ago. Fourth quarter net sales increased two percent to $276 million versus $270 million in the fourth quarter last year. Pretax LIFO income was $0.4 million (one cent per share after taxes) in the 2005 fourth quarter and $0.8 million (one cent per share after taxes) in the prior year fourth quarter.

         Chairman and CEO John B. Gerlach, Jr. said, "We ended the year with solid improvements in fourth quarter sales and operating results. Our Specialty Foods group led the sales growth in the quarter, and our Glassware and Candles segment had better operating results on improved glassware manufacturing efficiencies. We enjoyed lower food commodity costs during the most recent quarter, and our effective tax rate benefited from a change in Ohio tax laws. However, we also experienced higher non-food material costs and faced noticeably higher costs associated with freight and energy."

         Specialty Foods sales increased five percent in the fourth quarter to $172.4 million, driven by internally-generated increases in both retail and foodservice sales. Operating income grew three percent to $28.6 million. The strongest retail growth was in produce dressings and dips and in frozen breads and rolls. Several frozen products contributed to the foodservice sales increase. Offsetting much of the quarter's benefits from lower material costs were higher levels of freight and promotional costs. Lower food commodity costs helped the comparisons with the year-ago quarter by about $2 million.


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PAGE 2 / LANCASTER COLONY REPORTS HIGHER SALES AND NET INCOME

         Automotive sales declined three percent to $57.2 million in the fourth quarter. Operating income for the quarter of $2.5 million was level with a year ago, as the prior year fourth-quarter results reflected the $1.1 million plant closing charge. Improved sales of aluminum accessories were offset by lower sales of automotive floor mats. Raw materials costs continued to adversely affect year-over-year comparisons.

         Glassware and Candles sales declined one percent for the fourth quarter to $46.2 million. Reflecting the varying amounts of LIFO-related income discussed above, operating income for the quarter was $0.9 million compared to a $1.7 million loss a year ago. This segment's operating results rebounded from unsatisfactory levels a year ago, primarily due to manufacturing improvements in the Oklahoma glassware operation.

         Mr. Gerlach said, "We enter fiscal 2006 with a continued focus on new product and packaging development. We believe our recent Specialty Foods marketing success, a reformulated and repackaged line of refrigerated salad dressings, will continue to grow in the new year. Some relatively large new Automotive programs for aluminum accessories and floor mats are beginning to ramp up. Initially in fiscal 2006, food commodities costs should compare favorably to fiscal 2005 levels, although non-food materials comparisons are expected to be unfavorable. Capital expenditures are expected to increase in fiscal 2006 to support the ongoing construction of our new salad dressing facility in Kentucky. We believe that our strong balance sheet and solid cash flows will be adequate to fund our foreseeable capital projects, cash dividends, share repurchases and acquisitions."

         The company's fourth quarter conference call is scheduled for this morning, August 18, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company's Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

         We desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). This news release contains various "forward-looking statements" within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "believe," "intend," "expect," "hope" or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K for the year ended June 30, 2004 filed with the Securities and Exchange Commission.


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PAGE 3 / LANCASTER COLONY REPORTS HIGHER SALES AND NET INCOME

                          LANCASTER COLONY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands except per-share amounts)

                                                        Three Months Ended                  Fiscal Year Ended
                                                             June 30,                            June 30,
                                                      2005              2004              2005              2004
                                                   ----------        ----------        ----------        ----------
Net sales                                          $  275,811        $  269,642        $1,131,466        $1,096,953
Cost of sales                                         221,024           216,618           912,003           873,267
                                                   ----------        ----------        ----------        ----------
Gross margin                                           54,787            53,024           219,463           223,686
Selling, general & administrative expenses             24,034            24,412            99,421            97,885
Restructuring and impairment charge                        21             1,058             2,129             1,058
                                                   ----------        ----------        ----------        ----------
Operating income                                       30,732            27,554           117,913           124,743
Interest income and other - net                         1,317               438            30,108             3,721
                                                   ----------        ----------        ----------        ----------
Income before income taxes                             32,049            27,992           148,021           128,464
Taxes based on income                                  11,570            10,385            54,933            48,462
                                                   ----------        ----------        ----------        ----------
Net income                                         $   20,479        $   17,607        $   93,088        $   80,002
                                                   ==========        ==========        ==========        ==========

Net income per common share:(a)
    Basic and diluted                              $      .60        $      .49        $     2.67        $     2.24

Cash dividends per common share                    $      .25        $      .23        $      .98        $      .89

Weighted average common shares outstanding:
    Basic                                              34,291            35,613            34,868            35,708
    Diluted                                            34,348            35,671            34,925            35,778

(a) Based on the weighted average number of shares outstanding during each period.



                          LANCASTER COLONY CORPORATION
                          BUSINESS SEGMENT INFORMATION
                                 (In thousands)

                                                        Three Months Ended                  Fiscal Year Ended
                                                             June 30,                            June 30,
                                                      2005              2004              2005              2004
                                                   ----------        ----------        ----------        ----------
NET SALES
    Specialty Foods                                $  172,447        $  163,773        $  673,840        $  639,226
    Glassware and Candles                              46,157            46,632           233,505           231,125
    Automotive                                         57,207            59,237           224,121           226,602
                                                   ----------        ----------        ----------        ----------
                                                   $  275,811        $  269,642        $1,131,466        $1,096,953
                                                   ==========        ==========        ==========        ==========

OPERATING INCOME
    Specialty Foods                                $   28,606        $   27,897        $  111,392        $  109,391
    Glassware and Candles                                 929            (1,719)            7,247             9,298
    Automotive                                          2,496             2,500             6,082            11,980
    Corporate expenses                                 (1,299)           (1,124)           (6,808)           (5,926)
                                                   ----------        ----------        ----------        ----------
                                                   $   30,732        $   27,554        $  117,913        $  124,743
                                                   ==========        ==========        ==========        ==========


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PAGE 4 / LANCASTER COLONY REPORTS HIGHER SALES AND NET INCOME


                          LANCASTER COLONY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                       June 30,
                                                                 2005            2004
                                                               --------        --------
ASSETS
Current assets:
   Cash, cash equivalents and short-term investments           $184,580        $178,503
   Receivables - net of allowance for doubtful accounts         100,351          94,623
   Total inventories                                            164,365         155,076
   Deferred income taxes and other current assets                25,109          22,801
                                                               --------        --------
      Total current assets                                      474,405         451,003
Net property, plant and equipment                               154,147         159,494
Other assets                                                    102,726         102,388
                                                               --------        --------
         Total assets                                          $731,278        $712,885
                                                               ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                            $ 51,014        $ 47,235
   Accrued liabilities                                           52,832          45,494
                                                               --------        --------
      Total current liabilities                                 103,846          92,729
Other noncurrent liabilities and deferred income taxes           39,706          33,371
Shareholders' equity                                            587,726         586,785
                                                               --------        --------
         Total liabilities and shareholders' equity            $731,278        $712,885
                                                               ========        ========

                                     # # # #



FOR FURTHER INFORMATION:   John B. Gerlach, Jr., Chairman and CEO, or
                           John L. Boylan, Vice President, Treasurer and CFO
                           Lancaster Colony Corporation
                           Phone: 614/224-7141
                           --or--
                           Investor Relations Consultants, Inc.
                           Phone: 727/781-5577 or E-mail: lanc@mindspring.com